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Exhibit 23.1

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-36246 and 333-47720) of SINA.com of our report dated August 6, 2002, except for Note 12, as to which the date is September 2, 2002, relating to the financial statements which is included in the Company's June 30, 2002 Annual Report on Form 10-K.




PricewaterhouseCoopers LLP

San Jose, California
September 27, 2002